Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Armada Water Assets, Inc.:

We consent to the use of our reports, as described below, included herein and to the reference to our firm under the heading “Experts” in the prospectus and registration statement.

•	Armada Water Assets, Inc. as of and for the year ended December 31, 2013 and for the period from inception on October 23, 2012 through December 23, 2012, dated as of April 28, 2014
•	Barstow Production Water Solutions, LLC statement of operations, cash flows and members’ equity for the period from January 1, 2013 through February 4, 2013, dated as of April 28, 2014
•	Barstow Production Water Solutions, LLC for the period from inception on August 9, 2012 through December 31, 2012, dated as of February 4, 2013
•	Oil Raiders Logistics, Inc. as of and for the year ended December 31, 2012 and for the period from inception on June 16, 2011 through December 31, 2011 dated as of April 4, 2013
•	Wes Tex Vacuum Service, Inc. as of and for the years ended December 31, 2012 and 2011, dated as of April 4, 2013
•	Summit Holdings, Inc. and subsidiaries as of and for the years ended December 31, 2012 and 2011,dated as of January 17, 2014
•	Harley Dome 1, LLC for the period from inception on June 2, 2012 through December 31, 2012, dated as of June 4, 2013
•	ER & PWD Joint Venture, LLC for the period from January 1, 2012 through June 27, 2012 and for the year ended December 31, 2011 and for the period from inception on August 11, 2010 through June 27, 2012, dated as of June 20, 2013

/s/ L J Soldinger Associates, LLC

Deer Park, Illinois

July 22, 2014